Exhibit 99.1

NightFood Completes First Purchase Order
With Major Distributor

TARRYTOWN, NY, September 8, 2015 (GLOBE NEWSWIRE) -- NightFood Holdings, Inc. (OTC: NGTF) (“NightFood” or the “Company”), a company dedicated to delivering better nighttime snack solutions to consumers, announced today that it has received and fulfilled a purchase order from Abraham Natural Foods.

NightFood and Abraham entered into a distribution agreement in August. This initial purchase order will allow Abraham to begin offering and distributing NightFood to its retail account base, which consists of approximately 2,500 retail locations, including supermarket chains such as Morton Williams, Associated Supermarkets, and Food Town.

In addition to NightFood, Abraham distributes best-selling products such as Chobani Yogurt, 5-Hour Energy, Clif Bar, and SexyPop Popcorn.

“I’m excited to continue our expansion towards mass market retail, as that’s where we believe the NightFood consumer is already shopping and buying their snacks. For that reason, we’ve been aggressively targeting distribution in supermarkets and other more mainstream outlets,” said Sean Folkson, NightFood CEO.

About Nightfood:

NightFood (OTC: NGTF) is a snack food company dedicated to providing consumers delicious, better-for-you choices for evening snacking. 44% of all snack consumption occurs in the evening, and NightFood is the first company to create products that address the unique nutritional needs consumers have at night. NightFood products help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way. For more information, visit www.nightfood.com

About Abraham Natural Foods:

Abraham Natural Foods Corp. is a leading grocery wholesale distributor in New York area. Located in Long Island City, NY, has established a distribution network of over 2,500 retail locations throughout New York, New Jersey, Connecticut, and Pennsylvania. Key accounts include supermarket chains such as Associated, Morton Williams, Bravo, C-Town, Food Town and more. They carry a wide variety of foods, snacks and beverages, including Bear Naked Granola, Kind Bars, Clif Bars, Think Thin Bars, ZonePerfect, Pure Protein, Chobani, and SexyPop Popcorn.

Forward Looking Statements:

This current press release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:
Peter Leighton
888-888-6444, x5

Investor Contact:
Sean Folkson

888-888-6444, x4